Exhibit 10.1

                               MEDLINK WEST, INC.
                         SHAREHOLDER PURCHASE AGREEMENT


      THIS AGREEMENT ("Agreement") is made and entered into as of the 23rd day of July, 2004, by and between JMS Capital Partners, LLC ("JMSCP"), a California corporation, AND its wholly-owned subsidiary, MedLink West, Inc. ("MLW" and/or "Company"), AND Western Media Group Corporation ("WMGC"), a Minnesota Corporation, together (the "Parties").

                                   WITNESSETH:

      WHEREAS, WMGC requires the Company to provide customer service and support for its Med-Link VPN and other related products and services sold by WMGC and/or its subsidiaries Med-Link USA, Inc. and Med-Link VPN, Inc. (the "Products") in California, Hawaii, Michigan, Illinois and all contiguous geographic territory West of the Mississippi and all other mutually agreed upon areas explicitly designated in writing (the "Territory"); and

      WHEREAS, the Company is willing to provide the customer services required by WMGC in exchange for the compensation and consideration set forth herein; and

      WHEREAS, the Parties are desirous of entering into this Agreement for the purpose of setting for the their respective rights and duties in connection with the services to be performed by the Company and the financing, management and operation of the Company's business;

      NOW, THEREFORE, it is agreed as follows:

1. Principal Office. The Company shall have its initial principal office at 550
S. Hope Street, Suite 2260, Los Angeles, CA 90071.

2. Term. This Agreement shall commence on July 12, 2004 and shall continue until December 31, 2007 unless earlier terminated by either Party in accordance with
Section 11 hereunder.

3. Purchase of Stock. Each Party hereby agrees to purchase the number of shares of the Company's Common Stock (the "Shares") for the consideration indicated below:


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      a.    JMSCP shall purchase 400 Shares for an initial capital contribution of $90,341.70 representing expenses incurred as of the date of this agreement and will contribute an additional amount of $400,000 to maintain current operations.

      b. WMGC shall purchase 400 Shares for its initial capital contribution of the rights to provide service and support to the Products.

      c. Pursuant to the terms of this Shareholder Purchase Agreement, a board of directors of the Company shall be designated as follows: two (2) designees of WMGC and one (1) designee of JMSCP. The board of directors shall designate a finance oversight committee to oversee financial considerations of the Company, including but not limited to the determination of wages and salaries, the approval of capital expenditures in excess of $2500, the review and approval of budgets, and the approval of any unbudgeted expenses. The Company shall have the ability upon unanimous consent of its board of directors to designate additional board members, directors and officers as needed.

      d. Total number of authorized shares of the Company shall be one-thousand (1,000). Total number of shares issued and outstanding shall be eight-hundred (800) pursuant to Section 3 of this agreement. Additional shares of the Company shall not be authorized or issued without written approval and unanimous consent of the board of directors of the Company.


      4. Issuance of WMGC Stock to JMSCP. In consideration of entering into this Agreement, and the services to be performed as set forth below, WMGC agrees to issue to JMSCP Two Million (2,000,000) shares of its $.01 par value common stock and One Million (1,000,000) options to purchase WMGC common stock priced at a 15% discount to the 100-day moving average of WMGC common stock, or the price as of a mutually agreed upon date within 90 days prior to the exercise of the option, expiring July 12, 2009.

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

      a. WMGC shall issue to JMSCP One Million (1,000,000) employee stock options per increments of Five Million ($5,000,000) in single annual aggregate gross revenue generated by the Company priced at a 15% discount to the 100-day moving average of WMGC common stock with a ceiling of Fifteen Million Dollars ($15,000,000) in single annual aggregate gross revenue. Further compensation to be negotiated beyond ceiling.

      b. In the event that aggregate gross revenue for the Company exceeds Five Million ($5,000,000), WMGC agrees to issue to JMSCP a cash bonus of 10% of net revenue. Net revenue shall be defined, for the purpose of this agreement, as all sales minus respective commissions. Aggregate amounts shall be determined and billed by full calendar year. For Example:

            i.    Year 1 - $6,000,000 net revenue = $600,000 to JMSCP
            ii.   Year 2 - $8,000,000 net revenue = $800,000 to JMSCP
            iii.  Year 3 - $10,000,000 net revenue = $1,000,000 to JMSCP


5. Gross Profit Distribution. Gross profit, as defined below, shall be distributed to the Parties as follows, unless otherwise agreed:

      a.    50% of Gross Profits shall be distributed to WMGC;

      b.    50% of Gross Profits shall be distributed to JMSCP.

"Gross Profits" shall mean the Company's annual subscription and/or revenue derived through the sale of WMGC Products, as defined above, and/or service(s) minus vendor costs, derived through the sale of said WMGC Products sold under the MLW name. Current and updated vendor costs shall be made available to MLW on a monthly recurring or as needed basis.

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

6. Company Responsibilities. The Company shall:

      a. Lease, at its own expense, and provide office space in Los Angeles as may be necessary for the Company's operations in California;

      b. Provide sufficient personnel and telephone lines as necessary for customer support and service for WMGC's Med-Link VPN product sold under the Medlink West name, in the Territory. Customer Support shall include the following:

            (i) Provide a Medlink West help desk during regular business hours (9:00 AM PST - 5:00 PM PST);

            (ii)  Retain a Netwolves, Inc. certified consultant;

            (iii) Provide payment for all Company employees/consultants salaries and commissions;

            (v) Contact and introduce hospitals and other businesses in the Territory that may be interested in utilizing the Products.

            (vi)  Provide marketing materials and web site for Medlink West.

      The Company shall not have the authority to, and shall not:

      a. Execute any agreements specifically on behalf of Western Media Group Corporation without its written authorization to do so; or

      b. Collect any fees or other remuneration from customers using the Products unless authorized in writing by WMGC.

      The Company shall have the authority to:

      a. Execute Value Added Reseller (VAR) agreements exclusively under the Medlink West name.

      b. Execute agreements on behalf of the Medlink VPN with prior written authorization from WMGC for Value Added Services (VAS) to be placed on the Medlink West VPN interface.

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

7.       WMGC Responsibilities.     WMGC shall:

      a. Provide scheduled and unscheduled maintenance, repairs and timely updates of the Product(s);

      b.    Provide 24-hour technical assistance for WMGC Product(s)

      c. Provide and install the Product(s) in hospitals and other businesses in the Territory which contract through Medlink West for the Products;

      d. Provide the Company with all software, hardware and other pertinent updates to the Products as they are developed;

      e.    Provide all billing and invoicing to customers in the Territory;

      f. Provide access to Medlink West customer billing records and provide billing reports on demand;

      g. Provide Med-Link West online demonstration access to WMGC Products, including but not limited to password(s), interactive demos, VPN PowerPoint materials; and

      h. Pay Product revenue collected from customers serviced by the Company in the Territory within 21 days of receipt.


8. License. WMGC hereby grants to the Company a revocable, non-transferable, royalty free, license to use the trade names "Med-Link" and "Med-Link VPN" for the limited purposes of promoting the Products and providing the services required hereunder. The Company shall not copy nor modify, in any way, licensed material made available pursuant to the foregoing license. All licenses granted under this Agreement are terminable by WMGC at any time.

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

      a. WMGC further stipulates that all original content including, but not limited to marketing and presentation materials, web site content, brochures, flyers, art direction and other material generated by Medlink West, Inc. shall remain the property of Medlink West, Inc.

9. Transfer of Shares. Without the prior written consent of all of the Shareholders (the "Required Consent"), a Shareholder may not sell, transfer, assign or otherwise dispose of, or permit, voluntarily or involuntarily, any Encumbrance (as defined below) upon, all or any portion of such Shareholder's Shares. Any such purported sale, transfer, assignment or other disposition or Encumbrance of Shares (hereinafter collectively referred to as a "Transfer") without the Required Consent shall be void and shall not bind the Company. If the Required Consent to the Transfer has been obtained, such Transfer may be made only if (i) the other provisions of this Agreement do not otherwise prohibit the Transfer, (ii) a duly executed and acknowledged counterpart of the instrument effecting such Transfer in form and substance satisfactory to the Board shall have been delivered to the Company, (iii) the assignee shall have expressly agreed to be bound by the provisions of this Agreement and to assume all of the obligations imposed upon Shareholders hereunder, (iv) the assignor and the assignee shall have executed or delivered such other instruments as the Board may deem necessary or desirable to effectuate such admission, including, but not limited to, an opinion of counsel that the Transfer complies with the provisions of the Securities Act of 1933, as amended (the "Securities Act") as of the date of the Transfer and any applicable securities or "Blue Sky" law of any state or other jurisdiction, or an exemption therefrom, and (vi) the assignor or assignee shall have paid all reasonable expenses and legal fees relating to the Transfer and, if the Board so permits, the assignee's admission as a Shareholder, including, but not limited to, the cost of any required counsel's opinion and of preparing, filing and publishing any amendment to the certificate necessary to effect such admission. For the purposes of this Agreement, an "Encumbrance" shall mean any security interest, pledge, mortgage, lien, charge, adverse claim, preferential arrangement or restriction of any kind.

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10. Legends Imprinted on Certificates. By execution of this Agreement, the
Shareholders indicate their agreement to the Transfer restrictions set forth in
Section 10 of this Agreement. The Shareholders also acknowledge that neither the issuance nor the resale of the Shares has been registered or qualified under applicable federal or state securities laws. The Shareholders agree that the following legends will be imprinted on each certificate representing Shares restricted from resale under paragraph 10 of this Agreement:

"THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE TRANSFERRED, SOLD, PLEDGED, HYPOTHECATED, OR OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE WITH AN AGREEMENT AMONG SHAREHOLDERS, A COPY OF WHICH MAY BE OBTAINED FROM THE COMPANY."

The Shareholders agree that the following legends will be imprinted on all certificates representing Shares:

"THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY BE TRANSFERRED ONLY IF THE COMPANY IS SATISFIED THAT NO VIOLATION OF SUCH ACT IS INVOLVED."

11. Termination. This Agreement shall remain in effect until (i) the Company or WMGC is merged into, or sells its 100% of its assets to, or exchanges stock with, another corporation, (ii) the Company effects a public offering of its securities, or (iii) the expiration of this Agreement as set forth in Section 2, whichever occurs first. Upon termination of this Agreement all parties to this Agreement shall exercise their options within 90-days after a terminable event has occurred as listed in Section 11 above.

      a. Upon the exploration, announcement or intent of a terminable event as set forth in Section 11(i) of this Agreement, WMGC grants the Company the Right of First Refusal to purchase WMGC's shares of the Company.

12. Trade Secrets and Unfair Competition. The Company understands that the business of WMGC, Med-Link USA, Inc. and Med-Link VPN, Inc. (collectedly the "WMGC Companies") is unique. It is further understood that, in the course of rendering services pursuant to this Agreement, or in having its shareholders or designees serve as officers, directors or employees of the Company, the Company will have access to the WMGC Companies' confidential and proprietary information and trade secrets, including patentable and non-patentable technology, customer or client lists and other items of information. The use of such items or the solicitation the WMGC Companies' clients by the Company or its shareholders, officers, directors, employees or agents (collectively the "MLW Parties") except as set required by this Agreement, would materially and adversely affect the WMGC Companies, economically and otherwise. Accordingly:

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

      a. The Company agrees, for itself, and for the MLW Parties, not to disclose to others, or take or use for the MLW Parties' own purposes or the purposes of others, during or after the term of this Agreement, any trade secrets, confidential information, knowledge, data or know-how in the Company's possession, whether or not acquired by work product. The Company agrees that this obligation applies not only to technical information, but also to any business, financial or marketing information that the WMGC Companies utilize. Any information the WMGC Companies disclose which is not readily available to the public shall be considered to be a trade secret unless the WMGC Companies advise the Company otherwise.

      b. The Company agrees that for a period of five years immediately following termination of this Agreement, neither the Company nor the MLW Parties shall interfere with the business of the WMGC Companies in any manner, including, without limitation, by inducing an employee or associate to leave the WMGC Companies, or by inducing a consultant or other independent contractor to sever that person's relationship with the WMGC Companies, or disrupting the WMGC Companies' relationships with customers, agents, representatives or vendors or otherwise.

      c. The Company agrees, for itself, and for the MLW Parties, at any time during the term of this Agreement, or for a period of five years thereafter, that they shall not compete, directly or indirectly, with the WMGC Companies, in any way; provided, however, that nothing contained herein shall prevent the MLW Parties from collectively owning, as passive shareholders, no more than 5% of a company in the same line of business as the WMGC Companies.

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

      d. In the event that any portion of this Section is determined to be unenforceable, such enforceable portion shall be severable and the balance shall remain valid and fully enforceable. Money damages for the breach of the foregoing covenants may not be capable of determination. Accordingly, the foregoing covenants shall be subject to specific enforcement in any court of competent jurisdiction.


13. Trade Secrets and Unfair Competition (continued). WMGC understands that the business of Medlink West, Inc. ("MLW") is unique. It is further understood that, in the course of rendering services pursuant to this Agreement, or in having its shareholders or designees serve as officers, directors or employees of the Company, WMGC will have access to the MLW confidential and proprietary information and trade secrets, including but not limited to customer or client lists, sales and marketing materials and strategies and other items of information. The use of such items or the solicitation of MLW clients by WMGC or its shareholders, officers, directors, employees or agents (collectively the "WMGC Parties") except as set required by this Agreement, would materially and adversely affect MLW, economically and otherwise. Accordingly:

      a. WMGC agrees, for itself, and for the WMGC Parties, not to disclose to others, or take or use for the WMGC Parties' own purposes or the purposes of others, during or after the term of this Agreement, any trade secrets, confidential information, knowledge, data or know-how in the Company's possession, whether or not acquired by work product. WMGC agrees that this obligation applies not only to technical information, but also to any business, financial or marketing information that the JMSCP Companies utilize. Any information about MLW which is not readily available to the public shall be considered to be a trade secret unless MLW advises WMGC otherwise.

      b. WMGC agrees that for a period of three years immediately following termination of this Agreement, neither WMGC, nor the WMGC Parties shall interfere with the business of MLW in any manner, including, without limitation, by inducing an employee or associate to leave MLW, or by inducing a consultant or other independent contractor to sever that person's relationship with MLW, or disrupting MLW relationships with customers, agents, representatives or vendors or otherwise.

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

      c. WMGC agrees, for itself, and for the WMGC Parties, at any time during the term of this Agreement, or for a period of three years thereafter, that they shall not compete, directly or indirectly, with MLW, in any way; provided, however, that nothing contained herein shall prevent the WMGC Parties from collectively owning, as passive shareholders, no more than 5% of a company in the same line of business as MLW.

      d. In the event that any portion of this Section is determined to be unenforceable, such enforceable portion shall be subject to severable and the balance shall remain valid and fully enforceable. Money damages for the breach of the foregoing covenants may not be capable of determination. Accordingly, the foregoing covenants shall be subject to specific enforcement in any court of competent jurisdiction.


14. Representations, Warranties and Covenants of the Company.

a. Company is a corporation duly organized and legally existing in good standing under the laws of the State of California, and has all the requisite corporate power and authority to carry out its responsibilities under this Agreement.

b. The execution, delivery and performance of this Agreement by the Company has been duly approved by its board of directors, and no further corporate action is necessary on the part of Company to consummate the transactions contemplated by this Agreement, assuming due execution of this Agreement by the Parties.

c. This Agreement constitutes a valid and binding obligation of the Company, enforceable in accordance its terms. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will: (i) conflict with or violate any provision of the Company's Articles of Incorporation or By-Laws; (ii) conflict with or violate any decree, writ, injunction or order of any court or administrative or other governmental body which is applicable to, binding on or enforceable against the Company; or (iii) result in any breach of or default (or give rise to any right of termination, cancellation or acceleration) under any mortgage, contract, agreement, indenture, will, trust or other instrument which is either binding on or enforceable against Company or its assets.

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

d. The Company has the full power, right and authority to enter into and perform this Agreement without the consent of any person, entity, or governmental agency, and the consummation of the transactions contemplated by this Agreement will not result in the breach or termination of any provision of or constitute a default under any lease, indenture, mortgage, deed of trust or other agreement or instrument or any order, decree, statute or restriction to which Company is a party or by which Company is bound or to which the outstanding shares of stock of the Company or any of the properties of the Company is subject.

Representations, Warranties and Covenants of WMGC

e. WMGC is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota and has all the requisite corporate power and authority to carry on its business as now conducted and to consummate the transactions contemplated by this Agreement.

f. The execution, delivery and performance of this Agreement by WMGC has been duly approved by its board of directors, and no further corporate action is necessary on the part of WMGC to consummate the transactions contemplated by this Agreement, assuming due execution of this agreement by the Parties.

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

g. This Agreement constitutes a valid and binding obligation of WMGC, enforceable in accordance with its terms. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will: (i) conflict with or violate any provision of the Articles of Incorporation or By-Laws of WMGC or (ii) conflict with or violate any decree, writ, injunction or order of any court or administrative or other governmental body which is applicable to, binding on or enforceable against WMGC; or (iii) result in any breach of or default (or give rise to any right of termination, cancellation or acceleration) under any mortgage, contract, agreement, indenture, will, trust or other instrument which is either binding on or enforceable against WMGC or its assets.

h. WMGC has the full power, right and authority to enter into and perform this Agreement without the consent of any person, entity, or governmental agency, and the consummation of the transactions contemplated by this Agreement will not result in the breach or termination of any provision of or constitute a default under any lease, indenture, mortgage, deed of trust or other Agreement or instrument or any order, decree, statute or restriction to which WMGC is a party or by which WMGC is bound or to which the outstanding shares of stock of WMGC or any of the properties of WMGC is subject.

This Agreement constitutes a valid and binding obligation of WMGC, enforceable in accordance with its terms. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will: (i) conflict with or violate any provision of WMGC's Articles of Incorporation or By-Laws; (ii) conflict with or violate any decree, writ, injunction or order of any court or administrative or other governmental body which is applicable to, binding on or enforceable against WMGC; or (iii) result in any breach of or default (or give rise to any right of termination, cancellation or acceleration) under any mortgage, contract, agreement, indenture, will, trust or other instrument which is either binding on or enforceable against WMGC or its assets.

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


15. Miscellaneous Provisions.

      a. Entire Agreement. This Agreement embody the entire agreement and understanding of the parties to this Agreement with respect to its subject matter and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter.

      b. Notices. Any notice under this Agreement shall be deemed sufficiently given by one party to another if in writing and if and when delivered or tendered either in person or by the deposit of it in the United States mail, in a sealed envelope, registered or certified, with postage prepaid, addressed to the person to whom such notice is being given at such person's address appearing on the records of the Company or such other address as may have been given by such person to the Company for the purposes of notice in accordance with this subsection. A notice not given as above shall, if it is in writing, be deemed given if and when actually received by the party to whom it is required or permitted to be given.

      c. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

      d. Successors. Anything in this Agreement to the contrary notwithstanding, any transferee, successor, or assignee, whether voluntary, by operation of law, or otherwise, of the shares of the Company shall be subject to and bound by the terms and conditions of this Agreement as fully as though such person were a signatory.

      e. Further Assurances. Each of the Shareholders agrees that during the term of this Agreement the Shareholder will take such reasonable actions as may be necessary to effect the purposes of this Agreement.

      f. Severability. Any provision of this Agreement prohibited by or unlawful or unenforceable under any applicable law of any jurisdiction shall as to such jurisdiction be ineffective without affecting any other provision of this Agreement. To the full extent, however, that the provisions of such applicable law may be waived, they are hereby waived to the end that this Agreement be deemed to be a valid and binding agreement enforceable in accordance with its terms.

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      g. Remedies. The parties to this Agreement shall have available to them all remedies for breach provided by law or equity. Without limiting the generality of the foregoing, the parties agree that in addition to all other rights and remedies available at law or in equity, the parties shall be entitled to obtain specific performance of the obligations of each party to this Agreement and immediate injunctive relief and that in the event any action or proceeding is brought in equity to enforce the same, no Shareholder will urge, as a defense, that there is an adequate remedy at law.

      h. Acknowledgment of Attorney Representation. Each of the Shareholders acknowledges that it has been represented by the counsel of its choice in the negotiation and execution of this Agreement.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                       JMS Capital Partners, LLC

                                        /s/ John Santoyo
                                        ---------------------------------------
                                        John Santoyo
                                        President

                                        Date 7/23/04

                                        Western Media Group Corporation

                                        /s/ Ray Vuono
                                        ---------------------------------------
                                        Ray Vuono
                                        President
                                        Date 7/23/04


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